Exhibit 10.1

January 16, 2003

Heidi Kunz

Dear Heidi:

This letter confirms and constitutes the entire agreement between you and The Gap, Inc. and all of its subsidiaries and affiliates (hereafter collectively referred to as the “Company”) concerning the termination of your employment with the Company (the “Agreement”).

1.    Termination Of Employment:

a.    Resignation:    You hereby resign your employment with the Company, including as an officer and/or director of the Company’s direct and indirect subsidiaries, effective February 7, 2003 (the “Termination Date”). On or before the Termination Date, you will be paid all your accrued and unpaid salary and accrued and unused paid time off.

b.    Benefits:    Your current benefit plan coverages will end on February 28, 2003, including health, dental, disability and life insurance coverage. Under federal COBRA laws, you may receive medical and dental benefits (at your own expense) for up to 18 months after the Termination Date. Your participation in ESPP, GapShare and Executive Deferred Compensation will end on the Termination Date. Any cash balance you have in ESPP will be refunded to you without interest approximately four to six weeks after the end of the month of the Termination Date. A GapShare distribution form will be sent to you within 30 days of the Termination Date. Four to six weeks after the Termination Date, you will also receive your balance in the Executive Deferred Compensation Plan as a lump sum payment.

c.    Stock:    All unvested stock options will be canceled on the Termination Date. All outstanding vested options must be exercised within three months after the Termination Date.

d.    Company Property:    On or before the Termination Date, you agree to return to Gap Inc. all company property, including all keys, building passes, equipment, documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any the Company’s Confidential Information, as defined in section 3a.

e.    Expenses:    You must reconcile all outstanding expenses by the Termination Date.

Heidi Kunz

January 16, 2003

2.    Gap’s Promises To You:

In consideration for the promises made by you in this Agreement, the Company agrees to the following:

a.    Severance Payment:    The Company will pay you a lump sum amount equivalent to one year of your current salary within two weeks after (1) the Termination Date or (2) the date upon which the Company receives this Agreement signed by you, whichever is later. All payments are subject to tax withholding.

b.    COBRA Subsidy:    The Company will pay you a lump sum amount equivalent to the amount of your COBRA premium at your current coverage level for 12 months. The Company subsidy of the COBRA premium is taxable income to you and is subject to tax withholding.

c.    Bonus:    You will receive your bonus for the second six months of the current fiscal year (ending February 1, 2003) in the amount of $606,300. Payment for the bonus will be in April 2003.

d.    Relocation Loan:    Under the terms of your Promissory Note dated January 31, 2000 (“Note”), you agree to repay the entire outstanding loan amount of $2 million immediately upon the earlier of: (1) the sale of the property pledged in the Note to secure the Loan; (2) your breach of any provision of this Agreement; or (3) February 1, 2005 (as reflected in the Note). You also agree that in the event you exercise any stock options or sell any stock of the Company, you will immediately pay to the Company the proceeds (less the option exercise price and all applicable withholdings, using the highest marginal federal and state rates) to reduce the outstanding loan balance.

e.    Outplacement Assistance:    Outplacement assistance will be provided to you through a third party outplacement service selected and contracted for by the Company and for which the Company will pay directly for the services. Please contact Katie Rosson to arrange for this assistance.

f.    Financial Planning Assistance:    The Company will continue to contribute 50% of the expense for your financial counseling provided by the AYCO Company through June 30, 2003, provided that you deliver payment for your 50% contribution directly to the AYCO Company by no later than February 28, 2003.

g.    Tax Withholding:    You acknowledge and agree that all payments made pursuant to this Agreement shall be subject to withholding of all applicable taxes. You also acknowledge that you itemized deductions for each year your Note has been outstanding and reasonably expect to be entitled to and will itemize deductions for each year the Note remains outstanding.

3.    Your Promises To The Company:

In consideration for the benefits described in section 2 above, you agree to the following:

Heidi Kunz

January 16, 2003

a.    Confidentiality and Trade Secrets:    You agree and acknowledge that because of your position and employment with the Company, you have acquired non-public information related to the Company and its operations (“Confidential Information”). You acknowledge that Confidential Information constitutes valuable, special and unique assets of the Company, access and knowledge of which were and are essential to the performance of your duties during your employment. Except as required to perform such duties, and except as required by law or process of law (in which case you will provide at least ten business days advance written notice and reasonable opportunity for the Company to object to any such disclosure), you agree not to directly or indirectly (1) make use in any way of any Confidential Information or (2) divulge, distribute or otherwise convey any Confidential Information to any person or entity in any form. You also acknowledge and agree that this obligation will survive and continue beyond the Termination Date.

Confidential Information includes trade secrets and other confidential or proprietary business, financial, technical, strategic, marketing, legal, personnel or other information, whether or not your work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to strategic plans, specifications, records, data, computer programs, drawings, diagrams, models, vendor or customer names or lists, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily or properly available to the public shall be considered to be a trade secret and confidential and proprietary.

b.    Release:    You hereby release and discharge the Company, its current and former officers, directors, employees, representatives, attorneys, subsidiaries, insurers, predecessors, affiliates, successors, and agents from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which you ever had, or now have, including but not limited to all claims arising out of or in connection with your employment or termination of employment, work or services for the Company. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code. This release does not extend to any claim for indemnification against liability for acts or omissions committed in the course and scope of your employment with the Company to which you otherwise may be entitled pursuant to Delaware General Corporation Law, the Company’s certificate of incorporation, the Company’s bylaws, or the Company’s directors’ and officers’ liability insurance coverage.

You also understand that Section 1542 of the Civil Code of the State of California provides as follows:

Heidi Kunz

January 16, 2003

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor;”

and in signing this Agreement, you hereby waive and relinquish all rights you may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law.

c.    Non-Solicit:    Until February 7, 2004, you will not directly or indirectly solicit or otherwise induce employees of the Company to become employed by you or any business with which you are affiliated; nor will you directly or indirectly solicit or induce employees of the Company to leave the Company.

d.    Good Will and Nondisparagement:    You agree to act in a manner that protects the positive image of the Company and its employees, not to speak badly of the Company or any of its employees, and not to act in any manner that is harmful to the Company’s business interests.

e.    Cooperation:    You agree to be reasonably available to the Company for six months after the Termination Date as requested to respond to requests for information concerning matters, facts or events relating to the Company or any Company entity about which you may be knowledgeable.

f.    Execution of Documents:    Immediately upon request by the Company’s General Counsel, you will execute all documents required by the Company reasonably related to your employment, transition or termination of employment by or affiliation with the Company, its affiliates, and direct and indirect subsidiaries, including all directorships.

4.    MISCELLANEOUS

The intent of this Agreement is to mutually, amicably and finally resolve and compromise all issues and claims related to your employment and termination. The execution of this Agreement shall not in any way be considered an admission of liability on the part of the Company.

If there is any dispute over the terms, enforcement or obligations under this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees and/or costs incurred to enforce this Agreement.

This Agreement constitutes our entire agreement regarding your termination and supersedes any previous agreements or understandings, if any, between us. This is a legally binding Agreement. You are advised to consult with an attorney prior to signing the Agreement. You have 21 days to consider this Agreement (after which it will be withdrawn), but you may sign it sooner. If after carefully reviewing this Agreement, it correctly sets forth our agreement, please acknowledge this by signing both original Agreements where indicated below. One Agreement is for your files. Please return the other to me. After signing this Agreement you may revoke it with seven days. In order to do so, you must notify me in writing within seven days after the date you sign this Agreement that you intend to revoke it or you will be forever bound by the terms of this Agreement. This Agreement will not be effective until the seven-day period has elapsed.

Heidi Kunz

January 16, 2003

If you have any questions, please contact me.

Sincerely,	Agreed to this 7th day of February, 2003

Katie Rosson Senior Vice President Human Resources	/s/ HEIDI KUNZ
Heidi Kunz